Exhibit 1.3

COMPANY ACT

FORM 1

ALTERED MEMORANDUM

(as altered by Special Resolution passed March 15, 2000)

I wish to be formed in to a company with limited liability under the British Columbia Company Act in pursuance of this Memorandum.

1.	The name of the Company is “LINUXWIZARDRY SYSTEMS, INC.”

2.	The authorized capital of the Company consists of 100,000,000 common shares without par value.

SPECIAL RESOLUTIONS

BE IT RESOVLED that the name of the Company be changed to from “Flame Petro-Minerals Corp.” to “Linuxwizardry Systems, Inc.”